Microsoft Word 11.0.5604;UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)



                        BRAVO! FOODS INTERNATIONAL CORP.
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                                (Name of Issuer)



                          COMMON STOCK, $.001 PAR VALUE
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                         (Title of Class of Securities)



                                    105666101
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                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [X] Rule 13d-1(c)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                         (Continued on following page(s)

Page 1 of 4 Pages

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   CUSIP No. 105666101                 13G                 Page 2 of 4 Pages
-----------------------------                         --------------------------

 1. NAMES OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Stonestreet Limited Partnership
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a) [_]
                                                                 (b) [_]
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

            Canada
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5.   SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
      REPORTING PERSON - 5,236,658 shares of Common stock

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6. SHARED VOTING POWER - None

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7. SOLE DISPOSITIVE POWER - 5,236,638 shares of Common Stock

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8. SHARED DISPOSITIVE POWER - None

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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

            5,236,658 shares of Common Stock

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                              |X|

         The aggregate amount in row 9 represents the maximum amount of shares that Stonestreet Limited Partnership can beneficially control under a contractually stipulated 9.9% ownership restriction. The full conversion of Stonestreet Limited Partnership's Convertible Notes would exceed this amount.

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.99%

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12. TYPE OF REPORTING PERSON

            OO

-----------------------------                         -------------------------
   CUSIP No. 105666101                 13G                 Page 3 of 4 Pages
-----------------------------                         -------------------------


ITEM 1 (a) NAME OF ISSUER: Bravo! Foods International Corp.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             11300 US Highway 1, North Palm Beach, Florida 33408

ITEM 2 (a) NAME OF PERSON FILING: Stonestreet Limited Partnership

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              33 Prince Arthur Avenue, Toronto, Ontario M5R 1B2, Canada

ITEM 2 (c) CITIZENSHIP: Canada

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value

ITEM 2 (e) CUSIP NUMBER:  105666101

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
       13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 5,236,658 Shares of Common Stock

         (b) PERCENT OF CLASS: 9.99%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i) SOLE POWER TO VOTE OR DIRECT THE VOTE

                                5,236,658 Shares

             (ii) SHARED POWER TO VOTE OR DIRECT THE VOTE

                                    0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                5,236,658 Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                    0 Shares

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  CUSIP No. 105666101               13G                    Page 4 of 4 Pages
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ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                                 Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                                 Not applicable



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                April 7, 2005
                                                -------------------------------
                                                (Date)

                                                /s/ Michael Finkelstein
                                                -------------------------------
                                                 (Signature)

                                                Michael Finkelstein, President
                                                -------------------------------
                                                (Name/Title)